Entered on Docket
August 15, 2006

Hon. Bruce A. Markell
United States Bankruptcy Judge

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

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| | |
|---|---|
| In re:<br><br>TRANS MAX TECHNOLOGIES, INC.,<br><br>Debtor. | Case No.: BK-S-05-19263-BAM<br>Chapter 11<br><br>Date: N/A<br>Time: N/A |

**ORDER DENYING CONFIRMATION OF PLAN**

For the reasons stated in its Opinion on Confirmation filed concurrently herewith, which Opinion is hereby incorporated pursuant to FED. R. BANKR. P. 7052, confirmation of debtor's chapter 11 plan is hereby DENIED.

IT IS SO ORDERED.

Copies sent to:

BARRY H JENKINS barry.jenkins@usdoj.gov

JOHN J. LAXAGUE jlaxague@caneclark.com

SARAH D. MOYED moyeds@sec.gov

U.S. TRUSTEE - LV - 11 USTPRegion17.lv.ecf@usdoj.gov

Richard Bartel
P.O. Box 5, 179 Montauk Highway
Remsenburg, NY 11960

Trans Max Technologies, Inc.
2300 West Sahara Avenue., Ste 1000
c/o McDonald Carano
Las Vegas, NV 89102

Linda Decker
Lonnie Leonardozzi
3 Grace Court
Center Moriches, NY 11934

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